RESTATED CERTIFICATE OF INCORPORATION
                                    OF
                          FLEMING COMPANIES, INC.


To The Secretary of State of Oklahoma:

          Fleming Companies, Inc., an Oklahoma corporation, does hereby certify:

          FIRST: that the corporation was originally incorporated on February 3, 1981, under the name "Fleming Merger, Inc."

          SECOND: that the corporation's Board of Directors, by resolutions adopted at a meeting held on May 1, 1991, did adopt the following as the corporation's Restated Certificate of
Incorporation:


                                ARTICLE ONE

          The name of the corporation is:

                          FLEMING COMPANIES, INC.


                                ARTICLE TWO

          The address of its registered office in the State of Oklahoma is 735 First National Building, Oklahoma City, Oklahoma
73102, and the name of its registered agent at such address is The Corporation Company.


                               ARTICLE THREE

          The period of existence of the corporation shall be of perpetual duration.


                               ARTICLE FOUR

          The purposes for which the corporation is formed are:

          To engage in the business of procuring and distributing food and related products, and to purchase, buy, sell, exchange, produce, manufacture, process, export, import, handle, store, distribute, and otherwise generally deal in any and all articles of food, food products, and food supplies of all kinds, both at wholesale and retail, and acquire, construct, maintain, operate, buy, sell, and deal with stores selling such goods, wares, and merchandise; to acquire, construct, establish, maintain, operate, or sell or dispose of factories, plants, warehouses, machinery and equipment, markets, stores, and gathering and delivery routes and systems for such purposes.

          To engage in any lawful act or activity and to pursue any lawful purpose for which a corporation may be formed under the Business Corporation Act of Oklahoma.

          To act in and conduct any lawful business for profit at such places and in such manner as its directors shall determine, and in so doing enter into any general, special or limited partnership as a general, special or limited partner; or into any association or arrangement for sharing profits, union of interest, reciprocal concessions or transactions capable of being conducted so as to benefit, directly or indirectly, the corporation;

          To raise or procure funds from other individuals, firms, associations or corporations to be invested in any business in which this corporation might engage, for and on behalf of the parties investing such funds as individual owners or in one or more joint ventures, general partnerships, limited partnerships, syndicates or other associations or other corporations, whether the corporation is or is not a co-owner, joint venturer, associate, partner or shareholder in the business in which such funds are levied;

          To guarantee, co-sign and be surety for the debts, dues and obligations of its subsidiaries, affiliates, parent corporations, shareholders, partners, whether general, special or limited, joint co-adventurers, co-tenants, and any other persons, firms or corporations, to obtain a loan commitment or contract which will beneficially affect this corporation or its shareholders; provided, it shall not be the purpose of this corporation to transact a business of insurance or to do any act prohibited by law to a business corporation;

          The objects and purposes specified in the foregoing clauses shall, except where otherwise expressed, be in no wise limited or restricted by reference to, or inference from the terms of any other clause in this or any other article of this Certificate of Incorporation, but the objects and purposes specified in each of the foregoing clauses of this article shall be regarded as independent powers as well as objects and purposes and-the enumeration of specific powers, objects and purposes is in addition to and not in limitation of the powers conferred by the provisions of the Oklahoma General Corporation Act.


                               ARTICLE FIVE

          The aggregate number of shares of all classes of stock which the corporation shall have authority to issue is one hundred two million shares (102,000,000) of which two million (2,000,000) are to be Preferred Stock of a par value of $10.00 per share, and one hundred million shares (100,000,000) are to be common stock with a par value of $2.50 per share. The designation of each class, the number of shares of each class, and the par value of each class are as follows:

                               Number         Par
          Class               of Shares      Value

          Preferred Stock     2,000,000      $10.00
          Common Stock      100,000,000      $ 2.50

          The preferences, qualifications, limitations, restrictions and special or relative rights in respect of the shares of each class are as follows:

          Division A - Preferred Stock. Shares of the Preferred Stock may be issued from time to time in one or more series, shares of each series to have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, option or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed herein or in a resolution or resolutions providing for the issue of such series adopted by the Board of Directors of the Corporation. The Board of Directors of the Corporation is hereby expressly authorized, subject to the limitations provided by law, to establish and designate series of the Preferred Stock, to fix the number of shares constituting each series, and to fix the designations of the relative powers, rights, preferences and limitations of the shares of each series and the variation and variations in the relative powers, rights, preferences and limitations as between series, and to increase and to decrease the number of shares constituting each series. Subject to the limitations imposed herein and by law, the authority of the Board of Directors of the Corporation with respect to each series shall include but not be limited to the authority to determine the following: (i) the designation and number of shares constituting each series; (ii) the dividend rate payable on each series and whether such dividends are cumulative or noncumulative; (iii) the voting rights, if any, with respect to each series; (iv) the redemption rights, if any, with respect to each series; (v) the creation, if any, of a sinking fund with respect to each series:
(vi) the conversion rights, if any, with respect to each series;
(vii) the preference rights upon liquidation or dissolution; (viii) the relative priority of the shares of each series to shares of other classes or series with respect to dividends or other dissolution of or the distribution of the assets of the corporation; and (ix) any other rights and qualifications, preferences and limitations or restrictions of the shares of each series.

Add Rider 1

           Variable Term Preferred Stock, Series A and Series B

1.        Designation; Amount and Series.

          The two series of Preferred Stock established hereby shall comprise (i) 50,000 shares designated as "Variable Term Preferred Stock, Series A" (the "Series A VTP") and (ii) 50,000 shares designated as "Variable Term Preferred Stock, Series B" (the "Series B VTP"). The Series A VTP and Series B VTP are sometimes referred to herein collectively as the Variable Term Preferred Stock ("VTP"). No fractional shares of VTP shall be issued.

2.        Definitions.

          Capitalized terms used herein but not defined in this
Section 2 shall have the meanings specified in Section 9(a) hereof. Unless the context or use indicates another or different meaning, the following terms shall have the following meanings (with terms being defined in the singular having a corresponding meaning when used in the plural and vice versa):

          (a) "Act" shall mean the Securities Act of 1933, as amended.

          (b) "Applicable Rate" shall have the meaning specified in Section 4(c)(i).

          (c)  "Business Day" shall mean a day on which the New
York Stock Exchange is open for trading and which is not a day on which banks in New York City are authorized by law to close.

          (d) "Commercial Paper Dealers" shall mean The First Boston Corporation and Merrill Lynch Money Markets Inc. or, in lieu thereof, their respective affiliates or successors, provided that such entity is then engaged in buying or selling commercial paper.

          (e)  "Commission" shall mean the Securities and Exchange
Commission.

          (f)  "Default Period" shall have the meaning specified in
Section 7(a)(i).

          (g) "Dividend Payment Date" shall mean a date on which dividends on a series of VTP are payable, as determined under
Section 4(b).

          (h) "Holder" shall mean an individual or entity in whose name an outstanding share of VTP is registered on the Stock Books.

          (i) "Liquidation Preference" shall have the meaning specified in Section 6(a).

          (j) "Minimum Holding Period" shall have the meaning specified in Section 3(g).

          (k) "Moody's" shall mean Moody's Investors Service, Inc. or any successor thereto.

          (l) "Normal STAR Term Date" shall have the meaning specified in Section 3(b).

          (m) "Notice of Redemption" shall have the meaning specified in Section 5(b)(i).

          (n) "Original Issuance Date," with respect to each series of VTP, shall mean the date on which the Corporation originally issues the shares of such series.

          (o) "Parity Preferred Stock" shall have the meaning specified in Section 7(a).

          (p) "Purchaser's Letter" shall mean a letter addressed to the Corporation, the Auction Agent, a Broker-Dealer and an Agent Member substantially in the form of Exhibit B to the Broker-Dealer Agreement.

          (q) "Rating Agencies," on any date of determination, shall mean Moody's and S&P or if only one of such rating agencies is then rating the shares of VTP, such rating, agency, of if neither of such rating agencies is then rating the shares of VTP, any nationally recognized statistical rating organization (as such term is used in the rules and regulations of the Commission under the Securities Exchange Act of 1934, as amended) selected by the Corporation or its successor.

          (r)  "Securities Depository" shall mean The Depository
Trust Company and its successors and assigns or any other securities depository selected by the Corporation which agrees to follow the procedures required to be followed by such securities depository in connection with shares of VTP.

          (s) "S&P" shall mean Standard & Poor's Corporation or any successor thereto.

          (t)  "STAR Term" shall have the meaning specified in
Section 3(b).

          (u) "Stock Books" shall mean the stock transfer books of the Corporation maintained by the Auction Agent with respect to the shares of VTP.

          (v) "Submission Deadline" shall mean 12:30 P.M., New York City time, on each Auction Date, or such other time on the Auction Date specified by the Auction Agent, by which Broker-Dealers are required to submit Orders in writing to the Auction Agent.

          (w)  "Substitute Commercial Paper Dealers" shall mean
Goldman, Sachs & Co. and Shearson Lehman Commercial Paper
Incorporated, or in lieu thereof, their respective affiliates or successors, provided that such entity is then engaged in buying or selling commercial paper.

          (x)  "Term" shall mean a Variable Term or a STAR Term.

          (y) "Term Selection Agent" shall mean, collectively, The First Boston Corporation and Merrill Lynch, Pierce, Fenner & Smith Incorporated, and their respective successors and assigns, under the Term Selection Agent Agreement.

          (z) "Term Selection Agent Agreement" shall mean the agreement dated as of February 8, 1989 among the Corporation, The First Boston Corporation and Merrill Lynch, Pierce, Fenner & Smith Incorporated, pursuant to which The First Boston Corporation and Merrill Lynch, Pierce, Fenner & Smith Incorporated have agreed to act as Term Selection Agent.
          (aa) "Variable Term" shall have the meaning specified in
Section 3(b).

          (bb) "Voting Parity Preferred Stock" shall have the meaning specified in Section 7(a).

3.        Term Selection

          (a)  The initial Terms for the Series A VTP and the
Series B VTP shall commence on the Original Issuance Date and end on April 4, 1989, in the case of Series A VTP, and April 15, 1990, in the case of the Series B VTP.

          (b) The Term Selection Agent shall, not less than 10 nor more than 20 days prior to the last day of any Term for a series of VTP, either (i) subject to the provisions of paragraph (f) below, select a subsequent Variable Term which will begin on the last day of the then current Term and end on a quarterly Dividend Payment Date (as defined below) nearest to any of the first through the tenth anniversaries of the last day of the then current Term, or
(ii) subject to the provisions of paragraph (f) below, select a subsequent STAR Term which will begin on the last day of the then current Term and subject to paragraph (g) below end on the date (the Normal STAR Term Date") that is (x) if the Term preceding such STAR Term is a Variable Term, the day specified by the Term Selection Agent not earlier than the 46th day thereafter and (y) if the Term preceding such STAR Term is a STAR Term, the 49th day thereafter. Each such period commencing on the last day of the then current Term and ending on the final Dividend Payment Date specified by the Term Selection Agent is referred to herein as a "Variable Term" or a "STAR Term," as the case may be.

          (c) Subject to the provisions of paragraph (d) below, the Term Selection Agent shall, not less than 10 days nor more than 20 days prior to the last day of the then current Term, give written notice of its election pursuant to paragraph (b) above to the Corporation, the Auction Agent and the Securities Depository.

          (d) If the Term Selection Agent has, pursuant to paragraph (c) above, duly given notice of its selection of (1) a subsequent Variable Term pursuant to paragraph (b) above, the Term Selection Agent may (i) subject to paragraph (f) below, upon not less than five Business Days' written notice to the Corporation, the Auction Agent and the Securities Depository prior to the Auction Date scheduled to occur at the end of the then current Term for such series of VTP, elect to change the length of such subsequent Variable Term to any length of time permitted for a Variable Term pursuant to paragraph (b) above, and (ii) subject to paragraph (f) below upon not less than two Business Days' written notice to the Corporation, the Auction Agent and the Securities Depository prior to the Auction Date scheduled to occur at the end of the then current Term for such series of VTP, elect to change such subsequent Variable Term to a STAR Term or (2) a subsequent STAR Term pursuant to paragraph (b) above (or shall have been deemed to have selected a STAR Term in accordance with this paragraph (d), the Term Selection Agent may, subject to paragraph
(f) below, upon not less than five Business Days' written notice to the Corporation, the Auction Agent and the Securities Depository prior to the Auction Date scheduled to occur at the end of the then current Term for such series of VTP, elect to change such subsequent STAR Term to a Variable Term. The Term Selection Agent shall be under no duty to provide the notice to the parties set forth in paragraph (c) above if the Term selected to succeed a STAR Term is a STAR Term. Failure to send any notice by the tenth day prior to the end of any STAR Term shall be deemed a selection of a STAR Term as the next succeeding Term.

          (e) In connection with the selection of any subsequent Variable Term pursuant to paragraphs (b) and (d) above, or the election to change the length of any Variable Term in accordance with paragraph (d) above, the Term Selection Agent may provide for redemption of such series in accordance with Section 5(a)(iii) hereof.

          (f)  Notwithstanding the foregoing:

               (w) the Term Selection Agent may select a STAR Term with respect to a series of VTP at the end of a Variable Term only if on the date of such notice dividend payments on all shares of VTP are current; and

               (x) a one-year Variable Term for a series of VTP will automatically follow the expiration of the preceding Variable Term for such series in the following circumstances:

                    (i) the Term Selection Agent does not select a Variable Term or a STAR Term with respect to such series by the tenth day prior to the last day of the preceding Variable Term for such series; or

                    (ii)  dividend payments on any shares of VTP
               are in arrears on the Auction Date occurring at the end of the preceding Variable Term for such series; or

                    (iii)  Sufficient Clearing Bids are not made
               for any reason in an Auction occurring at the end of the preceding Variable Term for such series; or

                    (iv) no Auction is held for any reason on the Auction Date scheduled to occur at the end of the preceding Variable Term for such series; or

                    (v)  The Corporation fails to deposit by the
               Business Day next preceding the Auction Date with the Auction Agent funds sufficient to pay the redemption price of shares of such series of VTP called for redemption; and

          (y) a STAR Term for a series of VTP will automatically follow the expiration of the preceding STAR Term for such series in the following circumstances:

                    (i) the Term Selection Agent does not select a Variable Term or a STAR Term (including a deemed selection as discussed in paragraph 3(d) with respect to such series by the tenth day prior to the last day of the preceding STAR Term for such series; or

                    (ii)  Sufficient Clearing Bids are not made
               for any reason in an Auction occurring at the end of the preceding STAR Term for such series; or

                    (iii)  no Auction is held for any reason on
               the Auction Date scheduled to occur at the end of the preceding STAR Term for such series; or

                    (iv) the Corporation fails to deposit by the Business Day next preceding the Auction Date with the Auction Agent funds sufficient to pay the redemption price of shares of such series of VTP called for redemption.

          (g) (i) Notwithstanding the provisions of paragraph (b) above, if (1) the Securities Depository shall make available to its participants and members, in next day funds in The City of New York, New York on each Dividend Payment Date, the amount due as dividends on each Dividend Payment Date and the calendar day next succeeding the Normal STAR Term Date is not a Business Day, or (2) any such Normal STAR Term Date is not a Business Day, then the STAR Term shall end on the first Business Day that precedes such Normal STAR Term Date that is next succeeded by a Business Day; provided further, however, that if any date on which dividends shall be payable as determined above is a day that would result in the number of days in any STAR Term (determined by excluding the preceding Auction Date and including the succeeding Auction Date) is not at least equal to the then-current minimum holding period (the "Minimum Holding Period") required for corporate taxpayers generally to be entitled to the dividend-received deduction for federal income tax purposes in respect of dividends (other than extraordinary dividends) paid on preferred stock held by non-affiliated corporations, then the STAR Term shall end on the first Business Day following such date that is immediately followed by a Business Day and that results in the number of days in the STAR Term (determined as above) being at least equal to the then current Minimum Holding Period (each such date on which dividends on VTP shall be payable in accordance with this paragraph (g) being referred to herein as a "Dividend Payment Date" for the applicable STAR Term).

               (ii) Notwithstanding the foregoing, in the event of a change in law altering the Minimum Holding Period, the Board of Directors shall uniformly adjust the number of days in STAR Terms commencing after the effective date of such change in law to equal or exceed the then-current Minimum Holding Period; provided that the number of days in a STAR Term (without giving effect to the exceptions described in paragraph (g)(i) above) shall not (A) exceed by more than nine days the length of such then-current Minimum Holding Period and will be evenly divisible by seven, and
(B) in any event exceed one year. Upon any change in the number of days in a STAR Term as a result of such a change in law, the Corporation shall cause to be mailed notice of such change by first-class mail, postage prepaid, to the Term Selection Agent, the Auction Agent and the Securities Depository.

          (h) The Corporation shall use its best efforts to maintain a Term Selection Agent to act in accordance with the provisions described herein for each series of VTP.

4.        Dividends.

          (a) Holders of shares of each series of VTP shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds of the Corporation legally available for payment thereof, cumulative cash dividends per share at the dividend rates determined as set forth in this Section 4, and no more, payable on the dates as set forth below in this Section 4.

          (b) Beginning on the Original Issuance Date, dividends on the shares of each series of VTP shall accumulate (whether or not declared) at the Applicable Rate and shall be payable as follows:

               (X) With respect to a STAR Term, dividends on the shares of such series shall be payable on the last day of the STAR Term.

               (Y) With respect to a Variable Term, dividends on the shares of such series shall be payable (following the final Dividend Payment Date for a preceding Term for such series) for the current Term on each January 15, April 15,, July 15, and October 15, to but not including the last day of such Variable Term designated by the Term Selection Agent pursuant to Section 3(a) hereof; provided that no dividend payment shall be made on any such Dividend Payment Date falling within 30 days of the final Dividend Payment Date of the Preceding Term; and provided further, that if any such Dividend Payment Date is not a Business Day, dividends on the shares of such series shall be payable on the next succeeding Business Day.

          (c) (i) The dividend rate per share of each series of VTP of for the period commencing on the Original Issuance Date and ending on the final Dividend Date for the initial Term for such series shall be 8.10% per annum for the Series A VTP and 8.40% per annum for the Series B VTP, respectively, and the dividend rate on the shares of each series of VTP for each subsequent Term shall be the rate per annum (the "Applicable Rate" for such Term) determined pursuant to the Auction Procedures set forth in Section 9 hereof. Notwithstanding the foregoing, in the event that an Auction for a series of VTP is not held on the Auction Date scheduled to occur at the end of the preceding Term for such series for any reason (including, without limitation, the failure of an Auction Agent to be appointed), the Applicable Rate for such series of VTP for such Term will be equal to the Maximum Applicable Rate. In the event that Sufficient Clearing Bids do not exist with respect to an Auction for a series of VTP, the dividend rate for such series shall be determined in accordance with the provisions of Section 9(d)(ii)(B) hereof.

               (ii) The amount of dividends per share of a series of VTP payable on each Dividend Payment Date for any Variable Term shall be computed on a basis of a 360-day year consisting of twelve 30-day months and, in the case of a Variable Term beginning on a date other than a quarterly Dividend Payment Date, portions of any 30-day month based upon the actual number of days elapsed. The amount of dividends payable per share of a series of VTP payable on each Dividend Payment Date in respect of any STAR Term shall be computed by multiplying the Applicable Rate for such STAR Term by a fraction, the numerator of which will be the number of days in such STAR Term (determined by including the first day thereof and excluding the last day thereof) during which such share was outstanding and the denominator of which will be 360, and multiplying the result by $1,000.

          (d) Except as provided below, no dividends shall be declared or paid or set apart for payment on the shares of any class of stock ranking, as to dividends, on a parity with or junior to shares of VTP for any period unless full cumulative dividends have been or contemporaneously are declared and paid on the shares of VTP through the most recent Dividend Payment Date. When dividends are not paid in full as aforesaid upon the shares of VTP or any other class of stock ranking on a parity as to dividends with shares of VTP, all dividends declared upon shares of VTP and any other such class of stock ranking on a parity as to dividends with shares of VTP shall be declared pro rata so that the amount of dividends declared per share on shares of VTP and such other class of stock shall in all cases bear to each other the same ratio that accumulated but unpaid dividends per share on the shares of VTP and such other class of stock bear to each other. Holders of shares of VTP shall not be entitled to any dividend, whether payable in cash, property or stock, in excess of full cumulative dividends, as herein provided, on shares of VTP. To interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on shares of VTP which may be in arrears.

          (e) So long as any shares of VTP are outstanding, no dividend (other than a dividend or distribution paid in shares of, or options, warrants or rights to subscribe for or purchase shares of, common stock or any other stock ranking junior to shares of VTP as to dividends and distribution of assets upon dissolution, liquidation or winding up and other than pro rata as provided above) shall be declared or paid or set aside for payment or other distribution declared or made upon the common stock or upon any other stock of the Corporation ranking junior to or on a parity with shares of VTP as to dividends or distribution of assets upon dissolution, liquidation or winding up nor shall any common stock nor any other stock of the Corporation ranking junior to or on a parity with shares of VTP as to dividends or distribution of assets upon dissolution, liquidation or winding up be redeemed, purchased or otherwise acquired for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Corporation (except by conversion into or exchange for stock of the Corporation ranking junior to shares of VTP as to dividends and distribution of assets upon dissolution, liquidation or winding up) unless, in each case, the full cumulative dividends on all outstanding shares of VTP shall have been paid for all past Terms.

          (f) Not later than noon, New York City tim, on the Business Day immediately preceding each Dividend Payment Date with respect to which dividends on the shares of VTP have been declared, the Corporation shall deposit with the Auction Agent funds (available in The City of New York, New York on such Dividend Payment Date) sufficient for the payment of such dividends and shall give the Auction Agent irrevocable instructions and authority to apply such funds and, if applicable, the income and proceeds therefrom to the payment of such dividends. The Corporation may direct the Auction Agent to invest any such available funds, provided that the proceeds of any such investment shall be available in The City of New York, New York, on such Dividend Payment Date. All such funds (to the extent necessary to pay the full amount of such dividends) shall be held in trust for the benefit of the holders of record entitled thereto; provided, that following each Dividend Payment Date the Corporation shall be entitled to receive from the Auction Agent any funds remaining after the payment in full of dividends on such Dividend Payment Date.

          (g) Each dividend declared by the Board of Directors shall be paid to the Holders of shares of VTP as such Holders' names appear on the Stock Books on the related record date. Such record date shall be the Business Day next preceding the applicable Dividend Payment Date. Dividends shall be paid by check except that dividends paid to the Securities Depository shall be paid in same-day funds on the Dividend Payment Date. Dividends in arrears with respect to any past Dividend Payment Date with respect to shares of a series of VTP may be declared by the Board of Directors and paid on the outstanding shares of VTP of such series on any date fixed by the Board of Directors, whether or not a regular Dividend Payment Date, to the Holder of the shares of VTP of such series on the related record date fixed by the Board of Directors, which shall not be less than 10 nor more than 50 days before the date fixed for the payment of such dividend. Any dividend payment made on shares of a series of VTP shall first be credited against the dividends accrued with respect to the earliest Dividend Payment Date for which dividends have not been paid.

5.        Redemption and Repurchase.

          (a)  Redemption at the Option of the Corporation

          Shares of a series of VTP shall be redeemable by the Corporation as provided below:

               (i) At its option the Corporation may redeem the shares of Series A VTP or Series B VTP out of funds legally available therefor, upon not less than 30 days' and not more than 45 days' prior written notice, in whole, or from time to time in part, on the final Dividend Payment Date with respect to any Term for such series, at a redemption price equal to $1,000 per share, plus an amount equal to accumulated and unpaid dividends (whether or not earned) to the date fixed for redemption; provided that dividends payable on any past Dividend Payment Date for all series of VTP shall be current and the dividend payable on such final Dividend Payment Date shall have been declared by the Board of Directors prior to the date any action is taken by the Corporation to redeem shares of such series of VTP. The Corporation may redeem shares of any series of VTP only in eleven multiples of $100,000.

               (ii) During any one-year Variable Term for a series of VTP resulting from (a) an Auction for such series in which Sufficient Clearing Bids have not been made, (b) the failure to hold an Auction for such series for any reason on the Auction Date scheduled to occur at the end of the preceding Variable Term, or (c) a default by the Corporation in the deposit of the redemption price for shares of such series previously called for redemption by the Business Day next preceding the Auction Date, shares of such series may be redeemed, in whole or in part, on any Dividend Payment Date during such one-year Variable Term for such series, upon the giving of notice and at the redemption price set forth in paragraph (i) above.

               (iii) The shares of a series of VTP shall also be redeemable at the option of the Corporation during any Variable Term for such series upon the additional terms, if any, specified by the Term Selection Agent in connection with the selection of a Variable Term for such series of VTP pursuant to Section 3(b) hereof, the election by the Term Selection Agent to change the length of a subsequent Variable Term pursuant to Section 3(d) hereof or the election by the Term Selection Agent to change a subsequent STAR Term to a Variable Term pursuant to Section 3(d) hereof; provided that the redemption price so specified shall not be less than $1,000 per share, plus an amount equal to accumulated and unpaid dividends (whether or not earned or declared). Any such optional redemption terms shall be effective upon written notice given by the Term Selection Agent to the Corporation, the Auction Agent and the Securities Depository in accordance with the provisions of Section
          3 hereof. In the event that the Term Selection Agent subsequently elects to change a Term for a series of VTP from a previously announced Variable Term to a STAR Term, any optional redemption provisions proposed with respect to such previously announced Variable Term shall not become effective during such STAR Term.

          (b)  General Provisions for Redemption

               (i) Whenever shares of VTP are to be redeemed, the Corporation shall cause to be mailed, within the time period specified in paragraph (a)(i) of this Section 5, a written notice of redemption (a "Notice of Redemption") by first-class mail, postage prepaid, to the Securities Depository and to the Auction Agent. Each Notice of Redemption shall state (A) the redemption date, (B) the number of shares of such series of VTP to be redeemed,
          (c) the redemption price, (D) that dividends on the shares to be redeemed will cease to accumulate on such redemption date, (E) the provision hereof under which the redemption is being made, (F) the place or places where shares of VTP are to be surrendered for payment of the redemption price, (G) that the Holders of shares of VTP called for redemption will not be entitled to participate, with respect to shares called for redemption, in any Auction held subsequent to such Notice of Redemption provided that funds sufficient to redeem such shares shall have been deposited with the Auction Agent by the Business Day next preceding the Auction Date relating to such Auction, and (H) that, notwithstanding such Notice of Redemption, if the Corporation fails to deposit with the Auction Agent funds sufficient to pay such redemption price by the specified day prior to the redemption date, such Notice will have no effect and there will be no redemption. The Notice of Redemption shall also be published on or about the date thereof in The Wall Street Journal (or, if such notice cannot be published therein, then in a comparable newspaper printed in the English language and in general circulation in The City of New York). No defect in the Notice of Redemption or in the mailing or publication thereof shall affect the validity of the redemption proceedings, except as required by applicable law. A Notice of Redemption shall be deemed given on the day that it is mailed in accordance with the first sentence of this clause (i).

               (ii) If fewer than all of the outstanding shares of a series of VTP are to be redeemed, the number of shares to be redeemed shall be determined by the Corporation and such shares shall be redeemed pro rata or by lot, with adjustments to avoid redemption of fractional shares and to comply with the requirement to hold shares only in whole units of 100 shares during a STAR Term. So long as all shares of a series of VTP are held of record by the nominee of the Securities Depository, the Auction Agent shall given notice to the Securities Depository of the number of shares of VTP to be redeemed and the Securities Depository shall determine by lot the number of shares of VTP to be redeemed from the account of each Broker-Dealer acting on behalf of an Existing Holder (or, if such Broker-Dealer is not a member of the Securities Depository, from the account of the Agent Member acting for such Broker-Dealer). Thereafter, each Broker-Dealer (or Agent Member, as appropriate) shall select the number of shares of such series to be redeemed from each Existing Holder for whom it acts (including the Broker-Dealer to the extent it holds shares of VTP for its own account), with appropriate adjustments, when necessary, to comply with the requirement to hold shares of VTP only in whole units of 100 shares during any STAR Term. A Broker-Dealer (or Agent Member, as appropriate) may determine to redeem shares of VTP from some Existing Holders (including the Broker-Dealer itself) without redeeming shares of VTP from the accounts of other Existing Holders.

               (iii) Not later than noon on the Business Day next preceding the Auction Date (or, if earlier, by noon on the Business Day next preceding the date fixed for redemption) the Corporation shall deposit with the Auction Agent sufficient funds (available in The City of New York, New York on such redemption date) to redeem the shares of VTP as to which a Notice of Redemption has been given and shall give the Auction Agent irrevocable instructions and authority to apply such funds and, if applicable, the income and proceeds therefrom, to the payment of the redemption price for such shares to the Holder or Holders thereof upon surrender of the certificate or certificates therefor. The Corporation may direct the Auction Agent to invest any such available funds, provided that the proceeds of any such investment shall be available in The City of New York, New York at the opening of business on such redemption date. All funds held by the Auction Agent pursuant to this clause
          (iii) (to the extent necessary to pay the full amount of the redemption price for such shares) shall be held in trust for the Holders of such shares; provided, that following each such redemption date the Corporation shall be entitled to receive from the Auction Agent any funds remaining after the payment in full of the redemption price on such redemption date.

               (iv) If the Corporation shall have given or caused to be given a Notice of Redemption, shall have irrevocably deposited with the Auction Agent a sum sufficient to redeem the shares of VTP as to which such Notice of Redemption was given and shall have given the Auction Agent irrevocable instructions and authority to pay the redemption price to the Holders of such shares, then on the date of such irrevocable deposit, all rights of the Holders of such shares by reason of their ownership of such shares (except their right to receive the redemption price thereof, but without interest) shall terminate, and such shares shall no longer be deemed outstanding for any purpose, including, without limitation, the right of the Holders of such shares to vote on any matter or to participate in any subsequent Auctions. In addition, subject to clause (vii) below, any shares of VTP as to which a Notice of Redemption has been given by the Corporation shall be deemed to be not Outstanding (as defined in Section 9(a)(xxi)) for purposes of any Auction held subsequent to the date of such Notice of Redemption. The Corporation shall be entitled to receive, from time to time, from the Auction Agent the income, if any, derived from the investment of monies deposited with the Auction Agent (to the extent that such income is not required to pay the redemption price of the shares to be redeemed), and the Holders of shares to be redeemed shall have no claim to any such income. In case the Holder of any shares called for redemption shall not claim the redemption price for his shares within six months after the redemption date, the Auction Agent shall, to the extent permitted by applicable law, upon demand of the Corporation, pay to the Corporation such amount remaining on deposit and the Auction Agent shall thereupon be relieved of all responsibility to the Holder with respect to such shares, and such Holder shall thereafter look only to the Corporation for payment of the redemption price of such shares.

               (v) Except as set forth in this Section 5 with respect to redemptions and subject to the provisions of
          Section 5(a)(i), and as long as dividend payments on all shares of VTP are current nothing contained herein shall limit any legal right of the Corporation or any entity controlled by the Corporation to purchase or otherwise acquire any shares of VTP outside of an Auction at any price, which price may be equal to or less than the price at which such shares may then be redeemed, in privately negotiated transactions or otherwise.

               (vi) Solely for the purpose of determining the number of shares of VTP to be stated in a Notice of Redemption as subject to an optional redemption, the amount of funds legally available for such redemption shall be determined as of the date of such Notice of Redemption.

               (vii) Notwithstanding any Notice of Redemption, if the Corporation does not within the times specified in clause (iii) above deposit with the Auction Agent funds sufficient to pay such redemption price, such notice shall have no effect and there will be no redemption. In addition, if the date fixed for redemption of shares of a series of VTP, whether in whole or in part, is the final Dividend Payment Date in respect of a Variable term, the next succeeding Term for the shares of such series will be a one year Variable Term and dividends during such Variable Term shall accumulate at the Maximum Applicable Rate for such one-year Variable Term, the next succeeding Term for the shares of such series will be a one-year Variable Term and dividends during such Variable Term shall accumulate at the Maximum Applicable Rate for such one-year Variable Term as in effect on the next scheduled Auction Date with respect to shares of such series of VTP and such shares may be redeemed during such one-year Variable Term as described above. If the date fixed for redemption of a series of VTP, whether in whole or in part, is the last day of a STAR Term, the next succeeding term for the shares of such series will be a STAR Term and dividends during such STAR Term shall accumulate at the Maximum Applicable Rate for such STAR Terms as in effect on the next scheduled Auction Date with respect to shares of such series of VTP.

          (c)  Repurchase of Shares in Certain Events

          In the event that after the Original Issuance Date there shall occur any Repurchase Event (as hereinafter defined) with respect to the Corporation, then the Corporation shall offer to repurchase all outstanding shares of VTP on the date (the "Repurchase Date") that is forty-five days after the occurrence of such Repurchase Event (or such later date as may be required by applicable law), at their liquidation preference, plus accumulated and unpaid dividends to the Repurchase Date, out of funds legally available therefor. Holders shall have the option to accept or reject such offer to repurchase in whole or in part.

          Within 10 days after the occurrence of a Repurchase Event, the Corporation is obligated to mail a notice of the occurrence of such Repurchase Event to the Auction Agent and the Securities Depository. The notice shall state that a Repurchase Event has occurred, shall specify the date and nature thereof and shall set forth the date before which a Holder must notify the Corporation of such Holder's intention to exercise the repurchase right, and the procedure which such Holder must follow to exercise such right. The Corporation shall cause a copy of such notice to be published in The Wall Street Journal (or, if such notice cannot be published therein, then in a comparable newspaper of general circulation printed in the English language in The City of New
York). To exercise the repurchase right, the Holder of the shares of VTP must deliver on or before the thirtieth day after the date of the Repurchase Event (or on or before such later date as may be necessary to comply with any applicable law) written notice to the Corporation (or an agent designated by the Corporation for such purpose), with a copy to the Auction Agent, of the Holder's exercise of such right, together with the shares of VTP with respect to which the right is being exercised.

          A "Repurchase Event" shall be deemed to have occurred at each such time as (a) whether or not approved by the Board of Directors of the Corporation, either (i) any person is or becomes the beneficial owner, directly or indirectly, of securities having 20% or more of the voting power of the Voting Stock, (ii) the Corporation declares, or announces its intention to declare, a dividend or sets, or announces its intention to set, a record date for determining holders of Voting Stock entitled to receive, a distribution of cash, property or securities having, in either case, after giving effect to all similar transactions during the 365-day period immediately preceding such event, an aggregate fair market value in excess of 25% of the Net Worth of the Corporation at the time of such announcement, declaration or setting of a record date, (iii) the Corporation commences, or announces its intention to commence, a tender or exchange offer for securities have 20% or more of the voting power of the Voting Stock, after giving effect to all similar transactions during the 365-day period immediately preceding such event, (iv) the Corporation or any of its Significant Subsidiaries or all or a substantial portion of the assets of the Corporation or any of its Significant Subsidiaries is acquired by a party which is not consolidated with the Corporation for financial reporting purposes, or (v) the Corporation or any of its affiliates acquires any entity or substantial assets which, upon completion of such acquisition, constitute a Significant Subsidiary of the Corporation and (b)(i) during the period (A) commencing with (1) the first public announcement of an event described above or (2) if the consummation of such distribution, tender or exchange offer, or disposition or acquisition occurs later than 120 days after such first public announcement, the day which is 120 days prior to such consummation and (B) ending 60 days after S&P or Moody's is reduced as follows: (1) in the event that the then-current rating assigned to the shares of VTP by either of such rating agencies is within one of the four highest rating categories, such rating is reduced to a rating that is not within such four highest rating categories, or (2) in the event the then-current rating assigned to the shares of VTP by either of such rating agencies is not within one of the four highest rating categories, such rating is reduced by one full rating category or
(ii) at any time, the relevant rating agency publicly announces that the then-current rating assigned to the shares of VTP is reduced in the manner described in either (1) or (2) of the foregoing clause (b)(i) and that such reduction was caused solely by the occurrence or proposed occurrence of an event described in clause (a)(i)-(v), inclusive, above and related transactions.

          For purposes of this subsection, "Voting Stock" means shares of stock of the Corporation entitling the holder thereof to vote for the election of directors of the Corporation; "person" means a person or group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934 (the "1934 Act")), together with any affiliates or associates thereof; "beneficial ownership" shall be determined pursuant to the provisions of Rule 13d-3 under the 1934 Act; "Net Worth" of the Corporation refers to the excess of its assets over its liabilities as reported on the balance sheet contained in its more recent report under the 1934 Act; "Significant Subsidiary" shall have the meaning assigned to such term in Rule 1-02 of Regulation S-X promulgated by the Commission and the determination of reduction by "one full rating category" shall take into account subclassifications within a category (for example, a reduction from "BB-" to "B" or "B+" shall not constitute a reduction by one full rating category while a change from "BB-" to "B-" or below shall constitute such a reduction).

          (d) All shares of VTP acquired by the Corporation, by redemption or otherwise, shall be retired and shall assume the status of authorized and unissued shares.

6.        Liquidation Rights.

          (a) Upon the voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, Holders shall be entitled to receive, out of the assets of the Corporation available for distribution to stockholders, after satisfying claims of creditors but before any payment or distribution of assets is made on the common stock or on any other class of stock ranking junior to the shares of VTP upon liquidation, a liquidation distribution in an amount (the "Liquidation Preference") equal to $1,000 per share, plus in each case an amount equal to accumulated and unpaid dividends on each such share (whether or not earned or declared) to the date fixed for payment of such distribution.

          (b) If upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the assets of the Corporation are insufficient to pay the Holders of the shares of VTP the full amount of the Liquidation Preference to which they are entitled, Holders of VTP shall share ratably with the holders of any other series of preferred stock ranking on a parity with the VTP as to liquidation in any such distribution of assets of the Corporation in proportion to the full respective preferential amounts to which the holders of VTP and such other stock are entitled.

          (c) In the event of any such liquidation, dissolution or winding up, unless and until payment in full has been made to the Holders of the shares of VTP and the holders of any other stock ranking on a parity with the shares of VTP as to liquidation of the liquidation distribution to which they are entitled, no dividend or other distribution shall be made to the holders of the common stock or other capital stock ranking junior to the shares of VTP upon liquidation, no purchase, redemption or other acquisition for any consideration by the Corporation shall be made in respect of the common stock or such capital stock and no payment, delivery or commitment to make payment or delivery of any money or assets to any Affiliate shall be made, other than any payments or deliveries arising from pre-existing obligations entered into in the ordinary course of business.

          (d) After payment of the full amount of the liquidation distribution to which they are entitled, the holders of the shares of VTP shall not be entitled to any further participation in any distribution of assets of the Corporation.

          (e) A consolidation or merger of the Corporation with or into any other corporation or corporations, or a sale, lease or exchange of all or substantially all of the assets of the Corporation in consideration for the issuance of equity securities of another corporation, shall not be deemed to be a liquidation, dissolution or winding up of the Corporation; provided that the consolidation, merger, sale, lease or exchange would not adversely affect the preferences, limitations or rights of the shares of VTP (unless the holders of at least a majority of the Outstanding shares of all series of VTP and any other series of preferred stock ranking on a parity with the VTP as to liquidation, voting together as a single class, have consented thereto).

7.        Voting Rights.

          (a)  Rights to Elect Members of the Board of Directors

               (i) During any period (referred to herein as a "Default Period") when dividend payment on any series of VTP or other series of preferred stock ranking on a parity with the VTP as to distribution of dividends and assets ("Parity Preferred Stock") shall not have been paid or declared and a sum sufficient for the payment thereof set aside for payment, for such number of Terms, or portions thereof, which in the aggregate contain at least 540 days, then in any such case the number of directors of the Corporation shall automatically be increased by two and the holders of the shares of all series of VTP and Parity Preferred Stock possessing like voting rights which have vested and are exercisable ("Voting Parity Preferred Stock") shall possess full voting powers (to the exclusion of the holders of all other series and classes of capital stock of the Corporation), voting as a single class, to elect such number of directors at a special meeting of the holders of VTP and such series of Voting Parity Preferred Stock called as hereinafter provided.

               (ii) The Default Period and voting rights created by the occurrence of the circumstances described above shall continue unless and until all accumulated and unpaid dividends on any series of the then outstanding shares of VTP and Parity Preferred Stock, including in the case of any series of VTP the accumulated and unpaid dividends for the current Term, shall have been paid or sufficient funds for the payment thereof shall have been deposited with the Auction Agent, at which time the voting rights described in clause (a)(i) shall cease, subject always, however, to the revesting of such voting power in the holders of all shares of VTP and Voting Parity Preferred Stock upon the further occurrence of any of the circumstances described in clause (a)(i) above.

               (iii) The term of office of all persons who are directors of the Corporation at the time of such meeting shall continue, notwithstanding the election of directors at such meeting by the holders of shares of VTP and Voting Parity Preferred Stock of the number of directors which such holders are entitled to elect. The persons elected by the holders of shares of VTP and Voting Parity Preferred Stock, together with the incumbent directors otherwise duly elected, shall constitute the duly elected directors of the Corporation.

               (iv) Directors elected by holders of VTP and any Voting Parity Preferred Stock shall continue in office until the next annual meeting of the Corporation's shareholders, unless their term shall expire, or they shall be removed, at an earlier date as provided in this
          Section 7. Upon election or re-election by holders of VTP and any Voting Parity Preferred Stock, such directors will be elected for staggered terms in accordance with the Certificate of Incorporation of the Corporation.

               (v) Simultaneously with the expiration of the Default Period, the term of office of the directors elected by the holders of shares of VTP and such Voting Parity Preferred Stock shall terminate, the number of directors of the Corporation shall automatically be decreased by a number equal to the number of directors whose terms are so terminated, only the incumbent directors otherwise duly elected shall constitute the duly elected directors of the Corporation, and the right of the holders of VTP and such Voting Parity Preferred Stock to elect directors during a Default Period as provided above shall cease, subject always, however, to the revesting of such voting power in the holders of all shares of VTP and Voting Party Preferred Stock upon the further occurrence of any of the circumstances described in clause (a)(i) above.

               (vi) Within fifteen days of the accrual of any right of the holders of shares of VTP and Voting Parity Preferred Stock to elect directors upon the occurrence of a Default Period as described in clause (a)(i) above, the Corporation shall mail or cause to be mailed to the holders of VTP and such Voting Parity Preferred Stock, notice of a special meeting of stockholders for a date not less than 10 days nor more than 60 days after the date of such notice. If the Corporation does not mail or cause to be mailed notice of such meeting as provided in the next preceding sentence, a meeting may be called by any holder or holders of 10% or more of the outstanding shares of VTP or such Voting Parity Preferred Stock. The Corporation shall notify the Auction Agent of the date on which such right accrued, and such date shall be the record date for determining the holders of stock entitled to notice of and to vote at the special meeting. Holders of all such stock shall vote in such elections on the basis of one vote per $1,000 liquidation preference and not cumulatively and the holder or holders of one-half of the shares of such stock then outstanding, present in person or by proxy, shall constitute a quorum for the election of directors by them. At any such meeting or adjournment thereof in the absence of a quorum, a majority of the holders of such stock present in person or by proxy shall have the power to adjourn the meeting for the election of directors without notice, other than an announcement at the meeting, until a quorum is present.

               (vii) With respect to the certain restrictions described above shares of VTP shall not be deemed to be Outstanding and the provisions of this Section 7 shall not apply if (i) funds sufficient for the redemption of such shares are irrevocably depositing with the Auction Agent and a Notice of Redemption has been duly given by the Corporation or (ii) such shares are held beneficially by the Corporation or beneficially or of record by any Affiliate.

          (b) Removal of Directors Elected by Existing Holders of Voting Parity Preferred Stock

          Except as provided in paragraph (a)(iv) of this Section
7 and other than removal for cause, the directors elected by the holders of shares of VTP and such Voting Parity Preferred Stock shall (subject to the provisions of any applicable law) be subject to removal only by the vote of the holders of a majority of the shares of all series of VTP and such Voting Parity Preferred Stock voting together as a single class. Any vacancy in the Board of Directors of the Corporation occurring by reason of such removal or otherwise may be filled by vote of a majority of the shares of all series of VTP and such Voting Parity Preferred Stock, voting together as a single class, in person or by proxy at a special meeting of stockholders called and held in accordance with the provisions set forth above, and, if not so filled, such vacancy shall (subject to the provisions of any applicable law) be filled by the remaining director elected by the holders of the shares of all series of VTP and such Voting Parity Preferred Stock. "Removal for Cause," as used herein, shall mean removal for dishonesty, a breach of a fiduciary obligation to the Corporation or for any act deemed materially prejudicial to the rights of the Corporation or its shareholders.

          (c)  Maintenance of Available Board Positions

          So long as any shares of either series of VTP are outstanding the Corporation shall maintain at least two available positions on the Board of Directors within the limits established by the Corporation's Certificate of Incorporation.

8.        General Provisions.

          Unless otherwise required by law, Holders of shares of VTP shall not have any relative rights or preferences or other special rights against the Corporation other than those specifically set forth herein. Holders of shares of VTP shall have no preemptive rights. In the event that dividends are not timely declared on the shares of VTP, the exclusive remedy for Holders of such shares against the Corporation shall be as set forth herein and in no event shall Holders of such shares have any right to maintain a suit or proceeding against the Corporation in respect of such dividends or damages for the failure to receive the same or resulting from such noncompliance.

9.        Auction Procedures.

          (a)  Certain Definitions

          Capitalized terms not defined in this Section 9 shall have the meanings specified in Section 2 hereof. As used herein, the following terms shall have the following meanings, unless the context otherwise requires:

               (i) "Affiliate" shall mean any person controlled by, in control of, or under common control with the Corporation.

               (ii) "Agent Member" shall mean the member of the Securities Depository that will act on behalf of a Bidder and is identified as such in such Bidder's Purchaser's
          Letter.

               (iii) "Auction" shall mean each periodic operation of the procedures set forth in this Section 9.

               (iv) "Auction Agent" shall mean Bankers Trust Company or in lieu thereof, any of its successors, pursuant to the Auction Agent Agreement, dated as of February 8, 1989, between the Corporation and Bankers Trust Company.

               (v) "Auction Date" shall mean (i) in the case of an Auction held at the end of a STAR Term, on the Business Day next preceding the last day of such STAR Term, and
          (ii) in the case of an Auction held at the end of a Variable Term, on the fifth Business Day next preceding the last day of such Variable Term.

               (vi) "Auctioned VTP" shall mean all shares of a series of VTP subject to an Auction on any Auction Date.

               (vii) "Auction Procedures" shall mean the procedures set forth in this Section 9.

               (viii) "Available VTP" shall have the meaning specified in clause (A) of Section 9(d)(i) below.

               (ix)  "Bid" shall have the meaning specified in
          Section 9(b)(ii) below.

               (x)  "Bidder" shall have the meaning specified in
          Section 9(b)(ii) below.

               (xi) "Broker-Dealer" shall mean The First Boston corporation, Merrill Lynch, Pierce, Fenner & Smith Incorporated and any other broker-dealer, or other entity permitted by law to perform the functions required of a Broker-Dealer in this Section 9 that has been selected by the Corporation and has entered into a Broker-Dealer Agreement with the Auction Agent that remains effective.

               (xii)  "Broker-Dealer Agreement" shall mean an
          agreement between the Auction Agent and a Broker-Dealer pursuant to which such Broker-Dealer agrees to follow the procedures specified in this Section 9.

               (xiii) "Business Day" shall mean a day on which the New York Stock Exchange is open for trading and which is not a day on which banks in New York City are authorized or required by law to close.

               (xiv) "Commercial Paper Rate", on any date, shall mean (i) the interest equivalent of the 60-day rate on commercial paper placed on behalf of issuers whose corporate bonds are rated "AA" by S&P or "Aa" by Moody's or the equivalent of such rating by another rating agency, as such 60-day rate is made available on a discount basis or otherwise by the Federal Reserve Bank of New York for the Business Day immediately preceding such date, or (ii) in the event that the Federal Reserve Bank of New York does not make available such a rate, then the arithmetic average of the interest equivalent of the 60-day rate on commercial paper placed on behalf of such issuers, as quoted on a discount basis or otherwise by the Commercial Paper Dealers to the Auction Agent as of the close of business on the Business Day immediately preceding such date. In the event that the Federal Reserve Bank of New York does not make available such a rate and if any Commercial Paper Dealer does not quote a rate required to determine the Commercial Paper Rate, the Commercial Paper Rate shall be determined on the basis of the quotation or quotations furnished by the remaining Commercial Paper Dealer or Commercial Paper Dealers and any Substitute Commercial Paper Dealer or Substitute Commercial Paper Dealers selected by the Corporation to provide such rate or rates not being supplied by any Commercial Paper Dealer or Commercial Paper Dealers, as the case may be, or, if the Corporation does not select any such Substitute Commercial Paper Dealer or Substitute Commercial Paper Dealers, by the remaining Commercial Paper Dealer of Commercial Paper Dealers. If the Corporation shall adjust the number of days in a STAR Term pursuant to Section 3(g)(ii), then (i) if the number of days in a STAR Term after such adjustment shall be fewer than 70 days, such rate shall be the interest equivalent of the 60-day rate on such commercial paper,
          (ii) if the number of days in a STAR Term after such adjustment shall be 70 or more but fewer than 85, such rate shall be the arithmetic average of the interest equivalent of the 60-day and 90-day rates on such commercial paper, (iii) if the number of days in a STAR Term after such adjustment shall be 85 or more days but fewer than 99, such rate shall be the interest equivalent of the 90-day rate on such commercial paper and (iv) if the number of days in a STAR Term shall be greater than 99, such rate will equal the interest equivalent of the rate for commercial paper having a designated maturity nearest the last day of such STAR Term, as published by the Board of Governors of the Federal Reserve System in "Statistical Release H.15(519), Selected Interest Rates" or any successor publication, within five Business Days of such date, under the heading "Commercial Paper," or, if such statistical release is not published or is otherwise not available, then the arithmetic average of the interest equivalent of the rate on commercial paper placed on behalf of issuers whose corporate bonds are rated "AA" by S&P or "Aa" by Moody's (or the equivalent), having a designated maturity nearest the last day of such STAR Term, as quoted on a discount basis or otherwise by the Commercial Paper Dealers (and/or one or more Substitute Commercial Paper Dealers) for the close of business on the Business Day immediately preceding such date. For purposes of this definition, "interest equivalent" means the equivalent yield on a 360-day basis of a discount-basis security to an interest-bearing security.

               (xv) "Existing Holder", when used with respect to shares of VTP, shall mean a person who has signed and delivered a Purchaser's Letter and is listed as the beneficial owner of such shares in the records of the Auction Agent.

               (xvi) "Hold Order" shall have the meaning specified in Section 9(b)(ii) below.

               (xvii) Maximum Applicable Rate", when used with respect to any date, shall mean (i) with respect to an Auction relating to a STAR Term for sa series of VTP, the percentage of the Commercial Paper Rate and (ii) with respect to an Auction relating to a Variable Term for a series of VTP, the percentage of the Treasury Index Rate, in each case at the close of business on the Business Day next preceding such date, determined as set forth below, based on the Prevailing Rating of the shares of VTP in effect at the close of business on such Business Day:

                              STAR Term:              Variable Term:
                            Percentage of              Percentage of
          Prevailing        the Commercial             the Treasury
          Rating              Paper Rate                Index Rate
          ----------        --------------            ---------------

          "aa3"/AA- or above     110%                      130%
          "a3"/A-                125%                      140%
          "Baa3"/BB-             150%                      150%
          "ba3"/BB-              200%                      200%
          Below "ba3"/BB-        250%                      250%

In the case of ratings from the rating agencies that do not fall in comparable categories, the applicable percentage shall be determined on the basis of the lower rating.

               (xviii) "Minimum Applicable Rate", when used with respect to any date, shall mean (A) with respect to an Auction relating to a Variable Term for a series of VTP, 50% of the Treasury Index Rate at the close of business on the Business Day next preceding the Auction Date, and
          (B) with respect to an Auction relating to a STAR Term for a series of VTP, 58% of the Commercial Paper Rate at the close of business on the Business Day next preceding the Auction Date.

               (xix) "Notice of Failed Transaction Auction" shall have the meaning specified in Section 9(f)(i).

               (xx)  "Order" shall have the meaning specified in
          Section 9(b)(ii) below.

               (xxi) "Outstanding" shall mean for purposes of these procedures, as of any date, any issued shares of VTP with respect to each series except any such shares acquired by the Corporation through redemption or otherwise, or as to which the Corporation has given a notice of redemption if the Corporation shall also have irrevocably deposited the redemption price (including accumulated and unpaid dividends) therefor with the Auction Agent and given the Auction Agent irrevocable instructions and authority to pay the redemption price therefor or as to which the Corporation or any Affiliate shall be an Existing Holder.

               (xxii) "Potential Holder" shall mean a prospective purchaser of shares of Auctioned VTP who shall have executed and delivered a Purchaser's Letter.

               (xxiii) "Prevailing Rating", when used to determine the Maximum Applicable Rate, shall be:

                    (i) "aa3"/AA- or above if such shares of VTP have a rating of "aa3" or better by Moody's and AA- or better by S&P or the equivalent of both of such ratings by a substitute rating agency or substitute rating agencies selected by the Corporation as provided below;

                    (ii)  if not "aa3"/AA- or above, then "a3"/A-
          if such shares of VTP have a rating of "a3" or better by Moody's and A- or better by S&P;

                    (iii)  if not "aa3"/AA- or above or "a3"/A-,
          then "baa3"/BB- if such shares of VTP have a rating of "baa3" or better by Moody's and BBB- or better by S&P;

                    (iv)  if not "aa3"/AA- or above, "a3"/A-, or
          "baa3"/BBB-, then "ba3"/BB-, if such shares of VTP have a rating of "ba3" or better by Moody's and BB- or better by S&P; and

                    (v) if not "aa3"/AA- or above, "a3"/A-,
          "baa3"/BBB-, or "ba3"/BB-, then below "ba3"/BB-;

          provided that if either Moody's or S&P or both shall not make any of such ratings available, the Corporation or its successor shall select one or two nationally recognized statistical rating organizations (as the term is used in the rules and regulations of the Commission under the Securities Exchange Act of 1934, as amended), as the case may be, to act as a substitute rating agency or substitute rating agencies, and the Corporation will take all reasonable action to enable such rating agency or rating agencies to make available the equivalent rating or ratings for shares of each series. The corporation will take all reasonable action necessary to enable Moody's sand S&P to provide a rating for each series of VTP.

               (xxiv) "Purchaser's Letter" shall mean a letter addressed to the Corporation, the Auction Agent, a Broker-Dealer, and/or an Agent Member in the form of Exhibit B to the Broker-Dealer Agreement.

               (xxv) "Remaining Shares" shall have the meaning specified in Section 9(e)(i).

               (xxvi) "Securities Depository" shall mean The Depository Trust Company and its successors and assigns or any other securities depository selected by the Corporation which agrees to follow the procedures required to be followed by such securities depository in connection with shares of VTP.

               (xxvii) "Sell Order" shall have the meaning specified in Section 9(b) below.

               (xxviii) "Submission Deadline" shall mean 12:30 P.M., New York City time, ion each Auction date, or such other time on the Auction Date specified by the Auction Agent, by which Broker-Dealers are required to submit Orders in writing to the Auction Agent.

               (xxix)  "Submitted Bid" shall have the meaning
          specified in Section 9(d)(i) below.

               (xxx) "Submitted Hold Order" shall have the meaning specified in Section 9(d)(i) below.

               (xxxi) "Submitted Order" shall have the meaning specified in Section 9(d)(i) below.

               (xxxii) "Submitted Sell Order: shall have the meaning specified in Section 9(d)(i) below.

               (xxxiii) "Sufficient Clearing Bids" shall have the meaning specified in clause (B) of Section 9(d)(i) below.

               (xxxiv) "Treasury Index Rate", on any date, shall mean the interest equivalent of the sum of (i) the rate for direct obligations of the United States ("Treasury Notes") having a maturity of 1 year, 2 years, 3 years, 5 years, 7 years or 10 years (each being referred to herein as a "Designated Maturity") which is equal to, or next shorted than, the length of such Variable term (such maturity being referred to herein as the "Base Maturity"), as published by the Board of Governors of the federal Reserve System in "Statistical Release H.125(519), Selected Interest Rates" or any successor publication within five Business Days preceding such date, under the heading, "Treasury Constant Maturities" or, if such statistical release is not yet published or is otherwise not available, the arithmetic mean of the secondary market bid rates as of approximately 3:300 P.M., New York City time, on the Business Day next preceding such date, of three primary United States government securities dealers obtained by the corporation for the issue of Treasury Notes with a remaining maturity equal to such Base Maturity, plus (ii) the product of (x) the difference between the rate for the next longer Designated Maturity and the rate for the Base maturity and (y) a fraction the numerator of which is the difference (expressed as a number of years or a fraction of a year) between (1) the length of the Variable Term and (2) the Base Maturity, and the denominator of which is the difference (expressed as a number of years or a fraction of a year) between (1) the Designated Maturity next greater than the Base Maturity and (2) the Base Maturity.

          (xxxv) "Winning Bid Rate" shall have the meaning specified in clause (C) of Section 9(d)(i) below.

          (b)  Orders by Existing Holders and Potential Holders

               (i) Prior to the Submission Deadline on each Auction Date, each Broker-Dealer, using a list of Potential Holders that shall be maintained by such Broker-Dealer in good faith for the purpose of conducting a competitive Auction, shall contact by telephone or otherwise Potential Holders on such list to notify such Potential Holders whether the next Term is a STAR Term or a Variable Term and, if applicable, of the length of the next Term and any optional redemption terms applicable to a designated Variable Term and to determine the number of shares, if any, of Auctioned VTP that each such Potential Holder offers to purchase if the Applicable Rate for the next succeeding Term is not less than the rate or rates per annum specified by such Potential Holder.

               (ii) Prior to the Submission Deadline on each Auction Date, each Existing Holder may submit to a Broker-Dealer by telephone or otherwise information as to:

                    (A) The number of Outstanding shares, if any, of Auctioned VTP held by such Existing Holder that such Existing Holder desires to continue to hold without regard to the Applicable Rate for the next succeeding Term;

                    (B) The number of Outstanding shares, if any, of Auctioned VTP that such Existing Holder desires to continue to hold if the Applicable Rate for the next Term is not less than the rate per annum specified by such Existing Holder; and/or

                    (C) The number of Outstanding shares, if any, of Auctioned VTP held by such Existing Holder that such Existing Holder offers to sell without regard to the Applicable Rate for the next succeeding Term.

          For purposes hereof, the communication to a Broker-Dealer of the information referred to in this Section 9(b)(ii) is hereinafter referred to as an "Order" and each Existing Holder and each Potential Holder placing an Order is hereinafter referred to as a "Bidder"; an Order containing the information referred to in clause (A) of this Section 9(b)(ii) is hereinafter referred to as a "Hold Order"; an Order containing the information referred to in clause (B) of this Section 9(b)(ii) is hereinafter referred to as a "Bid"; and an Order containing the information referred to in clause (c) of this Section 9(b)(ii) is hereinafter referred to as a "Sell Order". In addition, for purposes of these Auction Procedures, unless the context otherwise requires; all references to Terms and dividend rates shall be deemed to refer to such periods and rates for the shares of Auctioned VTP.

               (iii) As a condition to participating in any Auction, each prospective purchaser of shares of Auctioned VTP shall be required to sign and deliver one copy of a Purchaser's Letter to a Broker-Dealer, in which such prospective purchaser will agree, among other things, that:

                    (A)  It agrees to be bound by the Auction
               Procedures and understands that it has the right to obtain a copy of the Certificate of Designation from the Auction Agent or a Broker-Dealer upon request;

                    (B) Any Bid or Sell Order placed by it shall constitute an irrevocable offer by it to purchase or sell the shares of VTP subject to such Bid or Sell Order, respectively, or such lesser or greater number of shares of VTP as it shall be required to purchase or sell, as a result of such Auction in accordance with the Auction Procedures, and that if it fails to place a Bid or Sell Order with respect to shares of VTP owned by it with a Broker-Dealer on any Auction Date for such shares or a Broker-Dealer to which it communicates a Bid or Sell Order fails to submit such Bid or Sell Order to the Auction Agent it shall be deemed to have placed a Hold Order with respect to such shares of VTP as described in the Auction Procedures. It authorizes any Broker-Dealer that submits a Bid or Sell Order as its agent in Auctions to execute contracts for the purchase or sale of shares of VTP covered by such Bid or Sell Order. It recognizes that the payment by such Broker-Dealer for shares of VTP purchased on its behalf shall not relieve it of any liability to such Broker-Dealer for payment of such shares.

                    (C) Ownership of shares of Auctioned VTP may be represented by a global certificate registered in the name of the Securities Depository or its nominee; that it will not be entitled to receive any certificate representing shares of Auctioned VTP; that its ownership of any shares of Auctioned VTP will be maintained in book-entry form by the Securities Depository for the account of its Agent Member, which in turn will maintain records of its beneficial ownership; that during a STAR Term in effect for any series of VTP, shares of such series may only be held or transferred in whole units of 100 shares and it authorizes the Auction Agent to modify any Order submitted by it so as to give full effect to such restriction. It will authorize and instruct its Agent Member to disclose to the Auction Agent such information concerning its beneficial ownership of shares of VTP as the Auction Agent shall request. It understands that a restrictive legend will be placed on certificates representing the shares of VTP and stop transfer instructions will be issued to the transfer agent and/or registrar, and it will comply with any other transfer restrictions or other related procedures.

                    (D)  It will sell, transfer or otherwise
               dispose of any shares of VTP held by it from time to time only (1) pursuant to a Bid or Sell Order placed in an Auction, (2) to or through a Broker-Dealer or (3) to a person that has signed and delivered, or caused to be delivered on its behalf, to the Auction Agent a Purchaser's Letter; provided that in the case of all transfers (other than pursuant to Auctions) such purchaser or its Broker-Dealer or its Agent Member shall advise the Auction Agent of such transfer.

               (iv) During any period for which a STAR Term has been selected with respect to any series of VTP, Holders of such series must hold or transfer shares of such series only in whole units of 100 shares. In any Auction relating to a STAR Term, the Auction Agent shall be authorized to conduct the Auction in accordance with the following procedures: (i) any Hold Order which would result in an Existing Holder holding a number of shares not evenly divisible by 100 will be deemed to be a Sell Order to the extent necessary to reduce such Existing Holder's shares to whole units of 100 shares, (ii) any Sell Order which, if accepted, would result in an Existing Holder holding a number of shares not evenly divisible by 100 will be deemed to be a Sell Order for that greater number of shares necessary to result in such Existing Holder holding shares in whole units of 100 shares and (iii) any Bid Order which, if accepted, would result in an Existing Holder or a Potential Holder holding a number of shares not evenly divisible by 100 will be deemed to be a Bid for that lesser number of shares necessary to result in such Bidder holding shares in whole units of 100 shares.

          (c) Submission of Orders by Broker-Dealers to the Auction Agent

               (i) Each Broker-Dealer shall submit in writing to the Auction Agent prior to the Submission Deadline on each Auction Date all Orders obtained by such Broker-Dealer for the Auction to be conducted on such Auction Date and specifying with respect to each Order:

                    (A)  the name of the Bidder placing such
               Order;

                    (B)  the aggregate number of shares of
               Auctioned VTP that are subject to such Order;

                    (C)  to the extent that such Bidder is an
               Existing Holder, the number of shares, if any, of Auctioned VTP subject to any:

                         (1) Hold Order placed by such Existing
                    Holder;

                         (2) Bid placed by such Existing Holder
                    and the rate specified in such Bid; and

                         (3)  Sell Order placed by such Existing
                    Holder; and

                    (D)  to the extent that such Bidder is a
               Potential Holder, the rate specified in such Potential Holder's Bid.

               (ii) The Auction Agent shall, if necessary, round any rate specified in any Bid up to the next highest one-thousandth (.001) of 1%.

               (iii) If an Order or Orders covering all of the Outstanding shares of Auctioned VTP held by an Existing Holder is not submitted to the Auction Agent for any reason prior to the Submission Deadline, the Auction Agent shall deem a Hold Order to have been submitted on behalf of such Existing Holder covering the number of Outstanding shares of Auctioned VTP held by such Existing Holder and not subject to any Order submitted to the Auction Agent.

               (iv) If one or more Orders covering in the aggregate more than the number of Outstanding shares of Auctioned VTP held by an Existing Holder are submitted to the Auction Agent, such Orders shall be considered valid as follows and in the following order of priority:

                    (A)  any Hold Order submitted on behalf of
               such Existing Holder shall be considered valid up to and including the number of Outstanding shares of Auctioned VTP held by such Existing Holder, provided that if more than one Hold Order is submitted on behalf of such Existing Holder and the number of shares of Auctioned VTP subject to such Hold Orders exceeds the number of Outstanding shares of Auctioned VTP held by such Existing Holder, the number of Outstanding shares of Auctioned VTP subject to each such Hold Order shall be reduced pro rata so that such Hold Orders shall cover the number of Outstanding shares of Auctioned VTP held by such Existing Holder;

                    (B) (1) any Bid shall be considered valid up to and including the excess of the number of Outstanding shares of Auctioned VTP held by such Existing Holder over the number of shares of Auctioned VTP subject to Hold Orders referred to in clause (A) above;

                         (2)  subject to subclause (1) above, if
                    more than one Bid with the same rate is
                    submitted on behalf of such Existing Holder and the number of Outstanding shares of Auctioned VTP subject to such Bids is greater than such excess, the number of shares of Auctioned VTP subject to each such Bid shall be reduced pro rata so that such Bids shall cover the number of shares of Auctioned VTP equal to such excess;

                         (3)  subject to subclause (1) above, if
                    more than one Bid with different rates is submitted on behalf of such Existing Holder, such Bids shall be considered valid in the ascending order of their respective rates; and

                         (4)  in any such event, the number, if
                    any, of such Outstanding shares of Auctioned
                    VTP subject to Bids not valid under this clause (B) shall be treated as the subject of a Bid by a Potential Holder at the rate therein specified; and

                    (C) any Sell Order shall be considered valid up to and including the excess of the number of Outstanding shares of Auctioned VTP held by such Existing Holder over the number of shares of Auctioned VTP subject to Hold Orders referred to in clause (A) above and valid Bids referred to in clause (B) above; provided that if more than one Sell Order is submitted on behalf of any Existing Holder and the number of shares of Auctioned VTP subject to such Sell Orders is greater than such excess, the number of shares of Auctioned VTP subject to such Sell Orders shall be reduced pro rata so that such Sell Orders shall cover the number of shares of Auctioned VTP equal to such excess. Notwithstanding the foregoing, the Auction Agent is authorized to conduct any Auction preceding a STAR Term so as to result in all shares of any series to which a STAR Term relates being held only in whole units of 100 shares.

               (v) If more than one Bid is submitted on behalf of any Potential Holder, each Bid submitted shall be deemed a separate Bid with the rate and number of shares of Auctioned VTP specified therein.

          (d)  Determination of Sufficient Clearing Bids, Winning
               Bid Rate and Applicable Rate

               (i) Not earlier than the Submission Deadline on each Auction Date, the Auction Agent shall assemble all Orders submitted or deemed submitted to it by the Broker-Dealers (each such Order as submitted or deemed submitted by a Broker-Dealer being hereinafter referred to individually as a "Submitted Hold Order," a "Submitted Bid," or a "Submitted Sell Order," as the case may be, or as a "Submitted Order") and shall determine:

                    (A)  the excess of the total number of
               Outstanding shares of Auctioned VTP over the number of shares of Auctioned VTP that are the subject of Submitted Holder Orders (such excess being hereinafter referred to as the "Available VTP");

                    (B)  from the Submitted Orders whether the
               number of Outstanding shares of Auctioned VTP that are the subject of Submitted Bids by Potential Holders specifying one or more rate not higher than the Maximum Applicable Rate is equal to or exceeds the number of Outstanding shares of Auctioned VTP, that are the subject of Submitted Sell Orders (including the number of shares subject to Bids by Existing Holders specifying one or more rates higher than the Maximum Applicable Rate), and if such excess or such equality exists, such Submitted Bids are hereinafter referred to collectively as "Sufficient Clearing Bids"; and

                    (C)  if Sufficient Clearing Bids exist, the
               lowest rate specified in the Submitted Bids (the
               "Winning Bid Rate") which if:

                         (1) each Submitted Bid from Existing
                    Holders specifying such Winning Bid Rate and all other Submitted Bids from Existing Holders specifying lower rates were accepted, thus entitling such Existing Holders to continue to hold the Outstanding shares of Auctioned VTP that are the subject of such Submitted Bids; and

                         (2)  each Submitted Bid from Potential
                    Holders specifying such Winning Bid Rate and all other Submitted Bids from Potential Holders specifying lower rates were accepted, thus entitling such Potential Holders to purchase the shares of Auctioned VTP that are the subject of such Submitted Bids;

               would result in Existing Holders described in subclause (1) above continuing to hold an aggregate number of Outstanding shares of Auctioned VTP that, when added to the number of shares of Auctioned VTP of such series to be purchased by such Potential Holders described in subclause (2) above, would equal not less than the Available VTP of such series.

               (ii) Promptly after the Auction Agent has made the determinations pursuant to Section 9(d)(i), the Auction
          Agent shall advise the Corporation of the Minimum
          Applicable Rate for the next succeeding Term as follows:

                    (A)  if Sufficient Clearing Bids exist, the
               Applicable Rate for the next succeeding Term shall be equal to the Winning Bid Rate so determined;

                    (B) if Sufficient Clearing Bids do not exist, the Applicable Rate for the next succeeding Term shall be equal to:

                         (1)  the Maximum Applicable Rate for a
                    one-year Variable Term in the case of an Auction occurring subsequent to a Variable
                    Term; and

                         (2)  the Maximum Applicable Rate for a
                    STAR Term in the case of Auction occurring subsequent to a STAR Term; and

                    (C) if all of the shares of Auctioned VTP are the subject of Submitted Hold Orders, the Applicable Rate for the next succeeding Term shall be equal to the Minimum Applicable Rate on such Auction Date.

          (e) Acceptance and Rejection of Orders and Allocation of Shares

          Based on the determinations made pursuant to Section
9(d)(i), the Submitted Bids and Submitted Sell Orders shall be accepted or rejected and the Auction Agent shall take such other action as set forth below:

               (i) If Sufficient Clearing Bids have been made, subject to the provisions of Section 9(e)(iv), Submitted Bids and Submitted Sell Orders shall be accepted or rejected in the following order of priority and all other Submitted Bids shall be rejected:

                    (A)  the Submitted Sell Orders of each
               Existing Holder shall be accepted and the Submitted Bid of each Existing Holder specifying any rate that is higher than the Winning Bid Rate shall be rejected, thus requiring each such Existing Holder to sell the shares of Auctioned VTP subject to such Submitted Sell Orders or Submitted Bids;

                    (B)  the Submitted Bids of each Existing
               Holder specifying any rate that is lower than the Winning Bid Rate shall be accepted, thus entitling each such Existing Holder to continue to hold the shares of Auctioned vtp subject to such Submitted Bids;

                    (C)  the Submitted Bids of each Potential
               Holder specifying any rate that is lower than the Winning Bid Rate shall be accepted and such Potential Holder shall purchase the shares of Auctioned VTP subject to such Submitted Bids;

                    (D)  the Submitted Bids of each Existing
               Holder specifying a rate that is equal to the Winning Bid Rate shall be accepted, thus entitling such Existing Holder to continue to hold the Outstanding shares of Auctioned VTP subject to such Submitted Bids, unless the number of Outstanding shares of Auction VTP subject to all such Submitted Bids shall be greater than the number of shares of Auctioned VTP equal to the excess of the Available VTP over the number of shares of Auctioned VTP subject to Submitted Bids described in clauses (B) and (C) of this Section 9(e)(i) (the "Remaining Shares"). In such event such Existing Holder shall be required to sell shares of Auctioned VTP subject to such Submitted Bids, but only in an amount equal to the difference between (1) the number of Outstanding shares of Auctioned VTP then held by such Existing Holder subject to such Submitted Bids and (2) the product of (x) the number of Remaining Shares and (y) a fraction, the numerator of which shall be the number of Outstanding shares of Auctioned VTP held by such Existing Holder subject to such Submitted Bids and the denominator of which shall be the number of Outstanding shares of Auctioned VTP subject to such Submitted Bids made by all such Existing Holders that specified a rate equal to the Winning Bid Rate; and

                    (E)  the Submitted Bids of each Potential
               Holder specifying a rate that is equal to the Winning Bid Rate shall be accepted, but only in an amount equal to the product of (i) the difference between the Available VTP and the number of Outstanding shares of Auctioned VTP subject to Submitted Bids described in clauses (B), (C) and
               (D) of this Section 9(e)(i) and (ii) a fraction, the numerator of which shall be the number of Outstanding shares of Auctioned VTP subject to such Submitted Bids of such Potential Holder and the denominator of which shall be the number of Outstanding shares of Auctioned VTP subject to such Submitted Bids made by all such Potential Holders that specified a rate equal to the Winning Bid Rate.

               (ii) Except as described in clause (iii) below, and subject to the provisions of Section 9(e)(iv), if Sufficient Clearing Bids have not been made in any Auction, Submitted Bids and Submitted Sell Orders shall be accepted or rejected in the following order of priority and all other Submitted Bids shall be rejected:

                    (A)  the Submitted Bids of each Existing
               Holder specifying any rate that is equal to or lower than the Maximum Applicable Rate shall be accepted, thus entitling such Existing Holder to continue to hold the Outstanding shares of Auctioned VTP subject to such Submitted Bids;

                    (B)  the Submitted Bids of each Potential
               Holder specifying any rate that is equal to or lower than the Maximum applicable rate shall be accepted and such Potential Holder shall purchase the number of shares of Auctioned VTP subject to such Submitted Bids; and

                    (C)  the Submitted Bids of each Existing
               Holder specifying any rate that is higher than the Maximum Applicable Rate shall be rejected, thus requiring each such Existing Holder to sell the Outstanding shares of Auctioned VTP subject to such Submitted Bids, and the Submitted Sell Orders of each Existing Holder shall be accepted, in both cases only in an amount equal to the difference between (1) the number of Outstanding shares of Auctioned VTP then held by such Existing Holder subject to such Submitted Bids or Submitted Sell Orders and (2) the product of (x) the difference between the Available VTP and the aggregate number of Outstanding shares of Auctioned VTP subject to Submitted Bids described in clauses (A) and (B) or this Section 9(e)(ii) and (y) a fraction, the numerator of which shall be the number of Outstanding shares of Auctioned VTP held by such Existing Holder subject to such Submitted Bids or Submitted Sell Orders and the denominator of which shall be the number of Outstanding shares of Auctioned VTP subject to all such Submitted Bids and Submitted Sell Orders.

               (iii) If Sufficient Clearing Bids do not exist in an Auction for a series of VTP (i) for a subsequent STAR Term immediately following a Variable Term or (ii) for a subsequent Variable Term immediately following a STAR Term, the Holders of such series will continue to hold their shares of Auctioned VTP of such series on such Auction Date with respect to such series irrespective of any Orders made by Existing Holders or by Potential Holders.

               (iv) If, as a result of the procedures described in
          Section 9(b)(iv), 9(c), 9(e)(i) or 9(e)(ii), any Existing Holder would be entitled or required to sell, or any Potential Holder would be entitled or required to purchase, a fraction of a share of Auctioned VTP on any Auction Date, the Auction Agent shall, in such manner as, in its sole discretion, it shall determine, round up or down the number of shares of Auctioned VTP to be sold or purchased by any Existing Holder or Potential Holder on such Auction Date so that the number of shares of Auctioned VTP sold or purchased by each Existing Holder or Potential Holder on such Auction Date shall be whole shares of Auctioned VTP, even if such allocation results in one or more of such Potential Holders not purchasing shares of Auctioned VTP on such Auction Date or one or more Existing Holders selling all shares of VTP previously held by him.

               (v) Based on the results of each Auction, the Auction Agent shall determine the aggregate number of Outstanding shares of Auctioned VTP to be sold by Potential Holders and Existing Holders on whose behalf each Broker-Dealer submitted Bids or Sell Orders, and, with respect to each Broker-Dealer, to the extent that such aggregate number of Outstanding shares to be purchased and such aggregate number of Outstanding shares to be sold differ, determine to which of the Broker-Dealer or Broker-Dealers acting for one or more purchasers such Broker-Dealer shall deliver by book entry, or from which other Broker-Dealer or Broker-Dealer acting for one or more sellers such Broker-Dealer shall receive by book entry, as the case may be, Outstanding shares of Auctioned VTP.

          (f)  Failed Transition Auction Procedure

               (i) In connection with (A) an Auction relating to a STAR Term for a series of VTP at the end of a Variable Term or (B) an Auction relating to a Variable Term for a series of VTP at the end of a STAR Term, for which Sufficient Clearing Bids do not exist, the Auction Agent shall mail, within two Business Days of such Auction, a written notice of such failed Auction by first-class mail, postage prepaid, to each Holder with respect to such series (a "Notice of Failed Transition Auction"). The Corporation shall provide the Auction Agent with written notice of the information to be contained in the Notice of Failed Transition Auction at least one day prior to the date the Notice of Failed Transition Auction is mailed to such Holders. For the purposes of the calculation of the date on which notice is given pursuant to this Section 9(f)(i), a Notice of Failed Transition Auction shall be deemed to be given on the day such notice is first mailed by first-class mail, postage prepaid, to such Holders. Each Notice of Failed Transition Auction shall include a statement setting forth (1) the date of such failed Auction, (2) that Sufficient Clearing Bids did not exist, (3) that all Submitted Bids were rejected, (4) that all Outstanding shares deemed to have been the subject of Sell Orders pursuant to Section 9(b)(ii) hereof were not sold and shall continue to be held by such Holders of such shares and (5) that the Applicable Rate for the succeeding Term with respect to such shares shall be the Maximum Applicable Rate.

               (ii) The Corporation shall be entitled to receive, from time to time, from the Auction Agent the interest, if any earned on any monies deposited with the Auction Agent by Bidders who have submitted successful Bids at any Auctions, and neither the Holders of such shares nor the Bidders shall have any claim to any such interest. With regard to any such funds which are unclaimed by Holders of such shares at the end of six months from such deemed sales date, the Auction Agent shall, to the extent permitted by law and upon demand of the Corporation, pay over to the relieved of all responsibility to the Holders of such shares and the Holders of such shares so sold shall thereafter be entitled to look only to the Corporation for payment thereof.

          (g)  Participation in Auctions

          Neither the Corporation nor any Affiliate may submit an Order in any Auction.

          (h)  Maintenance of Auction Agent

          The Corporation shall use its best efforts to maintain an Auction Agent with respect to each series of VTP pursuant to an agreement containing terms and conditions no less favorable to the Holders of the shares of VTP than the terms of the Auction Agent Agreement.

          (i)  Miscellaneous

          The Board of Directors of the Corporation may interpret or adjust the provisions of this Section 9 to resolve any inconsistency or ambiguity, remedy any formal defect or make any other change or modification which does not adversely affect the rights of Existing Holders of Auctioned VTP which may be revealed or arise in connection with the Auction Procedures, and if any inconsistency, ambiguity or formal defect reflects an incorrect provision hereof, the Corporation may amend the terms of the VTP set forth herein, in any manner consistent with the Oklahoma General Corporation Act.

          An Existing Holder (A) may sell, transfer or otherwise dispose of such shares of Auctioned VTP only pursuant to a Bid or Sell Order in accordance with the procedures and restrictions described in this Section 9 or to or through a Broker-Dealer or to a person that has delivered a signed copy of a Purchaser's Letter to the Auction Agent, provided that in the case of all dispositions other than pursuant to Auctions such purchaser or its Broker-Dealer or its Agent Member advises the Auction Agent of such disposition, and (B) shall have the ownership of the shares of Auctioned VTP held by it maintained in book-entry form by the Securities Depository in the account of its Agent Member, which in turn will maintain records of such Existing Holder's beneficial ownership.

          (j)  Headings of Subdivisions

          The headings of the various subdivisions of this Section 9 are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

          Division B - Common Stock. Each share of Common Stock of the Corporation shall be equal in all respects to each other share. The holders of Common Stock shall be entitled to one vote for each share of Common Stock held with respect to all matters as to which the Common Stock is entitled to be voted. Except as otherwise required by law, the holders of Common Stock shall vote together with the holders of shares of Preferred Stock, if any have been issued, and all series thereof who are entitled to vote, and not separately by class.

          Subject to the preferential and other dividend rights, if any, applicable to the shares of Preferred Stock, the holders of the Common Stock shall be entitled to receive such dividends (payable in cash, stock or otherwise) as may be declared on the Common Stock by the Board of Directors at any time or from time to time out of any funds legally available therefor.

          In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after distribution in full of the preferential and/or other amounts to be distributed to the holders of the shares of Preferred Stock, if any shall have been issued, the holders of Common Stock shall be entitled to receive all of the remaining assets of the Corporation available for distribution to its shareholders, ratably in proportion to the number of shares of Common Stock held by them. A liquidation, dissolution or winding up of the Corporation, as such terms are used in this subparagraph, shall not be deemed to be occasioned by or to include any consolidation or merger of the Corporation with or into any other corporation or corporations or a sale, lease, or conveyance of all or a part of the assets of the Corporation or any liquidation, dissolution and/or winding up of the Corporation in connection therewith.


                                ARTICLE SIX

          The amount of stated capital with which the corporation will begin business is $500.00, which has been fully paid in.


                               ARTICLE SEVEN

          The number and class of shares to be allotted by the corporation before it shall begin business and the consideration to be received by the corporation therefor, are:

                                              Consideration to be
Class of Shares        Number of Shares        Received Therefor

Common                        200                 $500.00


                               ARTICLE EIGHT

          The number of Directors which shall constitute the whole Board shall be not more than twenty (20) and not less than three
(3). The Board of Directors shall from time to time by a vote of a majority of the Directors then in office fix within the maximum and minimum the number of directors which all constitute the Board. The Board of Directors shall be divided into three classes as nearly equal in number as possible with the term of office of one class expiring each year, and that at each Annual Meeting of Shareholders, the successors to the class of Directors whose terms shall then expire shall be elected to hold office for a term expiring at the third succeeding annual meeting. Directors shall be chosen by a plurality of votes cast in an election for Directors.


                               ARTICLE NINE

          For the regulation of the internal affairs of the corporation, it is provided as follows:

          Authority to adopt, amend, alter, repeal or readopt bylaws for the government of the corporation is, subject to the right of the shareholders to alter or repeal such bylaws, hereby vested in the board of directors.

          No right to dissent shall exist in behalf of any shareholders as to all or any corporate action if such action be approved by the vote or written consent of the holders of at least ninety percent (90%) of all outstanding shares of the corporation, or in behalf of the holders of the shares of any class or classes if such corporation action be approved by the written consent of the holders of at least ninety percent (90%) of all outstanding shares and of at least three-fourths (3/4) of the shares of such class or classes.


                                ARTICLE TEN

          Section 1.  Vote Required for Certain Business
Combinations.

          A. Higher Vote for Certain Business Combinations. In addition to any affirmative vote required by law, this Certificate of Incorporation or otherwise, and except as otherwise expressly provided in Section 2 of this Article Ten:

               (i) any merger or consolidation of the Corporation or any Subsidiary (as hereinafter defined) with (a) any Interested Shareholder (as hereinafter defined) or (b) any other corporation (whether or not itself an Interested Shareholder) which is, or after such merger or consolidation would be, an Affiliate (as hereinafter defined) of an Interested Shareholder; or

               (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Shareholder or any Affiliate of any Interested Shareholder of any assets of the Corporation or any Subsidiary having an aggregate Fair Market Value (as hereinafter defined) of $1,000,000 or more; or

               (iii) the issuance or transfer by the Corporation or any Subsidiary (in one transaction or a series of transactions) of any securities of the Corporation or any Subsidiary (other than pursuant to any stock option or similar plans now in effect or hereafter adopted by the Corporation and approved by vote of the shareholders of the Corporation solicited substantially in accordance with the rules and regulations then in effect under
          Section 14 of the Securities Exchange Act of 1934) to any Interested Shareholder or any Affiliate of any Interested Shareholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value of $2,000,000 or more; or

               (iv) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of any Interested Shareholder or any Affiliate of any Interested Shareholder; or

               (v) any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any other transaction with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving an Interested Shareholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the Corporation or any Subsidiary which is directly or indirectly owned by any Interested Shareholder or any Affiliate of any Interested Shareholder;

shall require the affirmative vote of the holders of at least 80% of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (the "Voting Stock"), including the holders of at least 80% of the outstanding Common Stock not held by Interested Shareholders, voting together as a single class. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or in any agreement with any national securities exchange or otherwise.

          B.  Definition of "Business Combination".  The term
"Business Combination" as used in this Article Ten shall mean any transaction that is referred to in any one or more of clauses (i) through (v) of paragraph A of this Section 1.

          Section 2.  When Higher Vote is Not Required.  The
provisions of Section 1 of this Article Ten shall not be applicable to any particular Business Combination, and such Business
Combination shall require only such affirmative vote as is required by law and any other provision of this Certificate of Incorporation, if all of the conditions specified in either of the following paragraphs A and B are met:

          A.  Approval by Continuing Directors.  The Business
Combination shall have been approved by three-fourths (3/4) of the Continuing Directors (as hereinafter defined).

          B. Price and Procedure Requirements. All of the following conditions shall have been met:

               (i) The aggregate amount of cash and the Fair Market Value as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of Common Stock in such Business Combination shall be at least equal to the highest of the following:

                    (a) (if applicable) the highest per share
               price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Shareholder for any shares of Common Stock acquired by it (1) within the two-year period immediately prior to the first public announcement of the proposal of the Business Combination (the "Announcement Date") or (2) in the transaction in which it became an Interested Shareholder (the date of such transaction being referred to herein as the "Determination Date"), whichever is higher; or

                    (b) the Fair Market Value per share of Common
               Stock on the Announcement Date or the Determination Date, whichever is higher.

               (ii) The aggregate amount of the cash and the Fair Market Value as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of shares of any other class of outstanding Voting Stock shall be at least equal to the highest of the following (it being intended that the requirements of this paragraph B(ii) shall be required to be met with respect to every class of outstanding Voting Stock, whether or not the Interested Shareholder has previously acquired any shares of a particular class of Voting Stock):

                    (a) (if applicable) the highest per share
               price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Shareholder for any shares of such class of Voting Stock acquired by it (1) within the two-year period immediately prior to the Announcement Date or (2) in the transaction in which it became an Interested Shareholder, whichever is higher;

                    (b) (if applicable) the highest preferential
               amount per share to which the holders of shares of such class of Voting Stock are entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation; or

                    (c) the Fair Market Value per share of such
               class of Voting Stock on the Announcement Date or on the Determination Date, whichever is higher.

               (iii) The consideration to be received by holders of a particular class of outstanding Voting Stock (including Common Stock) shall be in cash or in the same form as the Interested Shareholder has previously paid for the largest number of shares of such class of Voting Stock.

               (iv) After such Interested Shareholder has become an Interested Shareholder and prior to the consummation of such Business Combination: (a) except as approved by three-fourths (3/4) of the Continuing Directors, there shall have been no failure to declare and pay at the regular date therefor any full quarterly dividends (whether or not cumulative) on any outstanding Preferred Stock; (b) there shall have been (1) no reduction in the annual rate of dividends, if any, paid on the Common Stock (except as necessary to reflect any subdivision of the Common Stock), except as approved by three-fourths (3/4) of the Continuing Directors, and (2) no failure to increase the annual rate of dividends as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding shares of the Common Stock, unless the failure so to increase such annual rate is approved by three-fourths (3/4) of the Continuing Directors; and (c) such Interested Shareholder shall have not become the beneficial owner of any additional shares of Voting Stock except as part of the transaction which results in such Interested Shareholder becoming an Interested Shareholder.

               (v) After such Interested Shareholder has become an Interested Shareholder, such Interested Shareholder shall not have received the benefit, directly or indirectly (except proportionately as a shareholder), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Corporation, whether in anticipation of or in connection with such Business Combination or otherwise.

               (vi) A proxy or information statement, describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations) shall be prepared and mailed by the Corporation, at the expense of the Interested Shareholder, to public shareholders of the Corporation at least 30 days prior to the meeting at which such Business Combination will be voted upon (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions).

          If the conditions of paragraph B(i)-(v) of this Section have been met, then the provisions of Section 1 of this Article Ten shall not be applicable as to the approval of such Business
Combination.  If any of such conditions have not been met, then
Section 1 of this Article Ten shall be applicable.

          Section 3. Certain Definitions. For the purposes of this Article Ten:

          A. A "person" shall mean any individual, firm, corporation or other entity.

          B. "Interested Shareholder" shall mean any person (other than the Corporation or any Subsidiary) who or which:

               (i) is the beneficial owner, directly or indirectly, of more than 10% of the voting power of the outstanding
          Voting Stock; or

               (ii) is an Affiliate of the Corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding Voting Stock; or

               (iii) is an assignee of or has otherwise succeeded to any shares of Voting Stock that were at any time within the two-year period immediately prior to the date in question owned beneficially by any Interested Shareholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.

          C.  A person shall be a "beneficial owner" of any Voting
Stock:

               (i) which such person or any of its Affiliates or Associates (as hereinafter defined) owns beneficially, directly or indirectly; or

               (ii) which such person or any of its Affiliates or Associates has (a) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (b) the right to vote pursuant to any agreement, arrangement or understanding; or

               (iii) which are owned beneficially, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Voting Stock.

          D. For the purposes of determining whether a person is an Interested Shareholder pursuant to paragraph B of this Section 3, the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned through application of paragraph C of this Section 3 but shall not include any other shares of Voting Stock which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

          E. "Affiliate" or "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on December 31, 1984.

          F. "Subsidiary" means any corporation of which a majority of any class of equity security is owned, directly or indirectly, by the Corporation; provided, however, that for the purposes of the definition of Interested Shareholder set forth in paragraph B of this Section 3, the term "Subsidiary" shall mean only a corporation of which a majority of each class of equity security is owned, directly or indirectly, by the Corporation.

          G. "Continuing Director" means any member of the Board of Directors of the Corporation (the "Board") who is unaffiliated with the Interested Shareholder and was a member of the Board prior to the time that the Interested Shareholder became an Interested Shareholder, and any successor of a Continuing Director who is unaffiliated with the Interested Shareholder and is recommended to succeed a Continuing Director by a majority of Continuing Directors then on the Board.

          H. "Fair Market Value" means: (i) in the case of stock, the highest closing sale price during the 30-day period ending on the date in question of a share of such stock on the Composite Tape for New York Stock Exchange-Listed Stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period ending on the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by the Board in good faith; and (ii) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by the Board in good faith.

          I. In the event of any Business Combination in which the Corporation survives, the phrase "other consideration to be received" as used in paragraphs B(i) and (ii) of Section 2 of this Article Ten shall include the shares of Common Stock and/or the shares of any other class of outstanding Voting Stock retained by the holders of such shares.

          Section 4. Powers of Continuing Directors. The Continuing Directors of the Corporation shall have the power and duty to determine for the purposes of this Article Ten, on the basis of information known to them after reasonable inquiry, (A) whether a person is an Interested Shareholder, (B) the number of shares of Voting Stock owned beneficially by any person, (C) whether a person is an Affiliate or Associate of another and (D) whether the assets that are the subject of any Business Combination have an aggregate Fair Market Value of $1,000,000 or more, or the consideration to be received for the issuance or transfer of securities by the Corporation or any Subsidiary in any Business Combination has an aggregate Fair Market Value of $2,000,000 or more.


                              ARTICLE ELEVEN

          Section 1. Prevention of "Greenmail". Any direct or indirect purchase or other acquisition by the Corporation of any Equity Security (as hereinafter defined) of any class from any Interested Securityholder (as hereinafter defined) who has beneficially owned such securities for less than two years prior to the date of such purchase or any agreement in respect thereof shall, except as hereinafter expressly provided, require the affirmative vote of the holders of at least a majority of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (the "Voting Stock"), voting together as a single class (it being understood that for the purposes of this Article Eleven, each share of the Voting Stock shall have the number of votes granted to it pursuant to Article Five of this Certificate of Incorporation). Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or any agreement of any national securities exchange, or otherwise, but no such affirmative vote shall be required with respect to any purchase or other acquisition of securities made as part of a tender or exchange offer by the Corporation to purchase securities of the same class made on the same terms to all holders of such securities and complying with the applicable requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations).

          Section 2. Certain Definitions. For the purposes of this Article Eleven:

          A. A "person" shall mean any individual, firm, corporation or other entity.

          B.  "Interested Securityholder" shall mean any person
(other than the corporation or any Subsidiary) who or which:

               (i) is the beneficial owner, directly or indirectly, of 5% or more of the class of securities to be acquired; or

               (ii) is an Affiliate of the Corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of 5% or more of the class of securities to be acquired; or

               (iii) is an assignee of or has otherwise succeeded to any shares of the class of securities to be acquired which were at any time within the two-year period immediately prior to the date in question beneficially owned by an Interested Security-holder, if such assignment or succession shall have occurred in the course of a transaction or transactions not involving a public offering within the meaning of the Securities Act of 1933.

          C. A person shall be a "beneficial owner" of any security of any class of the Corporation:

               (i) which such person or any of its Affiliates or Associates (as hereinafter defined) beneficially owns, directly or indirectly; or

               (ii) which such person or any of its Affiliates or Associates has (a) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (b) any right to vote pursuant to any agreement, arrangement or understanding; or

               (iii) which are beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any security of any class of the Corporation.

          D. For the purposes of determining whether a person is an "Interested Securityholder" pursuant to paragraph B of this
Section 2, the relevant class of securities outstanding shall be deemed to comprise all such securities deemed owned through application of paragraph C of this Section 2, but shall not include other securities of such class which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

          E. "Affiliate" or "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on January 1, 1985.

          F. "Equity Security" shall have the meaning ascribed to such term in Section 3(a)(11) of the Securities Exchange Act of 1934, as in effect on January 1, 1985.


                              ARTICLE TWELVE

          Notwithstanding any other provision of this Certificate of Incorporation or the By-Laws of the Corporation (and notwithstanding the fact that a lesser percentage may be specified by law, this Certificate of Incorporation or the By-Laws of the Corporation), the affirmative vote of the holders of 80% or more of the voting power of the shares of the then outstanding Voting Stock (as defined in Article Ten of this Certificate of Incorporation), voting together as a single class, shall be required to amend or repeal, or adopt any provisions inconsistent with, Article Ten and Article Eleven of this Certificate of Incorporation; provided, however, that if not less than three-fourths (3/4) of the entire Board of Directors shall adopt a resolution setting forth a proposed amendment hereto and directing that it be submitted to a vote at a meeting of shareholders, then such amendment shall be approved upon receiving the affirmative vote of a majority of all of the votes entitled to be cast by the outstanding capital stock of the Corporation.


                             ARTICLE THIRTEEN

          No director of the Corporation shall be liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or which he knows to be a violation of law, (iii) under Section 1053 of the Oklahoma General Corporation Act, or (iv) for any transaction from which the director derived an improper personal benefit.

          THIRD: that such restatement was duly adopted in accordance with the provisions of Section 1080 of the Oklahoma General Corporation act and merely restates and integrates, but does not further amend, the corporation's certificate of incorporation as heretofore amended and supplemented, and there is no discrepancy between those provisions and the provisions of this restated certificate of incorporation.

          IN WITNESS WHEREOF, the corporation has caused this Restated Certificate of Incorporation to be signed by its President and Secretary this 1st day of May, 1991.


                                   E. DEAN WERRIES
                                   E. Dean Werries, President
ATTEST:

JAMES W. CLARK
James W. Clark, Secretary